     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1999

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             MICROSOFT CORPORATION
________________________________________________________________________________
             (Exact name of registrant as specified in its charter)

            Washington                               91-1144442
  (State or other jurisdiction                     (IRS Employer
 of incorporation or organization)              Identification No.)
________________________________________________________________________________

                               One Microsoft Way
                        Redmond, Washington  98052-6399
                                 (425) 882-8080
                  (Address, including zip code, and telephone
             number including area code, of registrant's principal
                               executive office)
                    ________________________________________
                               Robert A. Eshelman
                  General Counsel, Finance and Administration
                               One Microsoft Way
                        Redmond, Washington  98052-6399
                                 (425) 882-8080
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
________________________________________________________________________________

                        Copies of all communications to:

                           Christopher H. Cunningham
                           Preston Gates & Ellis LLP
                              5000 Columbia Center
                                701 Fifth Avenue
                        Seattle, Washington  98104-7078
                    ________________________________________

================================================================================

     Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Shareholders shall determine.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box:                                                                      [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, please check the following box:                       [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                   [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                    [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                           [  ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE*

 Title of each class                              Proposed maximum        Proposed maximum
 of securities to be        Amount to be         offering price per      aggregate offering          Amount of
    registered               registered                share*                  price*            registration fee*
---------------------    -----------------       ------------------      ------------------     -----------------
  Common Shares par
       value
     $.0000125             918,702  shares             $83.74              $76,932,105.48           $21,387.13

     * Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on March 24, 1999, as reported on the Nasdaq Stock Market (adjusted for the two-for-one stock split effected on March 26, 1999).

                 The Index to Exhibits is located at Page II-4.

                                   PROSPECTUS

                             MICROSOFT CORPORATION
                             918,702  Common Shares
                    ________________________________________

     This prospectus is part of a registration statement that covers 918,702 shares of our common stock. These shares may be offered and sold from time to time by certain of our shareholders (the "selling shareholders"). We will not receive any of the proceeds from the sale of the common shares. We will bear the costs relating to the registration of the common shares, which we estimate to be $38,387.13.

     The common shares are traded on the Nasdaq Stock Market under the symbol MSFT. The average of the high and low prices of the common shares as reported
on the Nasdaq Stock Market on March 24, 1999 was $83.74 per Common Share.   All
calculations and share amounts in this prospectus reflect the two-for-one stock split effected March 26, 1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    ________________________________________

                 The date of this prospectus is March 31, 1999.

                               TABLE OF CONTENTS

THE COMPANY....................................................  3

USE OF PROCEEDS................................................  3

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION..................  3

LEGAL MATTERS..................................................  4

EXPERTS........................................................  4

WHERE YOU CAN FIND MORE INFORMATION............................  5

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.


     The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                                  THE COMPANY

     Microsoft Corporation was founded as a partnership in 1975 and incorporated in 1981. Microsoft develops, manufactures, licenses, sells, and supports a wide range of software products, including:

          . operating system software (for example, Microsoft Windows 98, Windows NT, and Windows CE) designed for personal computers, servers, handheld personal computers and other information devices;

          . server applications software (for example, Microsoft Exchange Server and Microsoft SQL Server) designed for client/server environments;

          . business and consumer applications software (for example, Microsoft Word; Microsoft Excel and Microsoft Outlook);

          .  software development tools; and

          .  Internet and intranet software and technologies.

     Microsoft's efforts also include:

          .  development of entertainment and information software programs;

          . development of the MSN(TM) network of Internet products and services;

          . alliances with companies involved with the creation and delivery of digital information;

          . sales of personal computer devices such as the Microsoft Mouse and the Microsoft Natural Keyboard;

          .  publication of software-related books; and

          . research and development of advanced technologies for future software products.

     Microsoft's business strategy is to develop a broad line of software products for business and personal use, and to distribute these products through diverse channels, including distributors, resellers, system integrators, retail stores, and preinstalled on new computer hardware.

     Microsoft is organized as a Washington corporation with its principal executive offices located at One Microsoft Way, Redmond, Washington 98052-6399. Our telephone number is (425) 882-8080 and our electronic mail address is msft@microsoft.com.

                                USE OF PROCEEDS

     All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common shares by the selling shareholders.

                 SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

     All of the common shares registered for sale under this prospectus will be owned immediately after registration by all of the former shareholders of Compare Net, Inc. (the "selling shareholders").

     All of the shares offered by the selling shareholders were acquired in connection with the merger of MS-Jupiter, Inc., a wholly owned Washington subsidiary of Microsoft ("Sub"), with and into Compare Net, Inc., a California corporation (the "merger"). Under the terms of the merger, Microsoft agreed to register the common shares received by the selling shareholders in connection with the merger. The shares held by the selling shareholders do not exceed one percent (1%) of Microsoft's outstanding capitalization. In the past three years, none of the selling shareholders has had a material relationship with Microsoft, except that certain selling shareholders have become non-officer employees of Compare Net or Microsoft after the merger.

     Microsoft is registering the common shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. Microsoft will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares.

     The selling shareholders may sell the common shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their common shares through:

          . a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

          . purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

          . ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     When selling the common shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

          . enter into transactions involving short sales of the common shares by broker-dealers;

          . sell common shares short themselves and redeliver such shares to close out their short positions;

          . enter into option or other types of transactions that require the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

          . loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the common shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933 (the "1933 Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

     In addition to selling their common shares under this prospectus, the selling shareholders may:

          . agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common shares, including liabilities arising under the 1933 Act;

          . transfer their common shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

          . sell their common shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                                 LEGAL MATTERS

     For purposes of this offering, Preston Gates & Ellis LLP, Seattle, Washington, is giving its opinion on the validity of the common shares. As of the date of this prospectus, attorneys in Preston Gates & Ellis LLP who have worked on substantive matters for Microsoft own fewer than 1,000,000 common shares.

                                    EXPERTS

     The financial statements included in our 1998 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors. We have incorporated these financial statements by reference in this prospectus and in the registration statement in reliance upon Deloitte & Touche LLP's report given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

 . Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at http://www.microsoft.com/MSFT.

 . Stock Market. The common shares are traded as "National Market Securities" on the Nasdaq National Market. Material filed by Microsoft can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

 . Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

   We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

   1. Microsoft's Annual Report on Form 10-K, which includes various pages from its Annual Report to Shareholders, for the year ended June 30, 1998.

   2. Microsoft's Quarterly Report on Form 10-Q for the quarters ended September 30, 1998 and December 31, 1998.

   3.  Microsoft's Proxy Statement dated September 24, 1998.

   4. The description of the common stock of Microsoft, which is contained in the registration statement of Microsoft filed on Form S-3, dated December 13, 1996.

   You may request free copies of these filings by writing or telephoning us at the following address:


          Investor Relations Department
          Microsoft Corporation
          One Microsoft Way
          Redmond, Washington 98052-6399
          (425) 882-8080
          email: msft@microsoft.com

You may also review and/or download free copies of items 1, 2 and 3 at our web site at http://www.microsoft.com/MSFT.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
-------------------------------------------------------

     The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:

    Registration Fee --
        Securities and Exchange Commission                       $21,387.13
    Accountants' Fees                                            $ 5,000.00
    Legal Fees                                                   $10,000.00
    Miscellaneous                                                $ 2,000.00
                                                                 ----------
               Total                                             $38,387.13

Item 15.  Indemnification of Directors and Officers.
----------------------------------------------------

     Article XII of the Restated Articles of Incorporation of Microsoft authorizes Microsoft to indemnify any present or former director or officer to the fullest extent not prohibited by the WBCA, public policy or other applicable law. Chapter 23B.8.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

     The directors and officers of Microsoft are entitled to indemnification by each of the Selling Shareholders against any cause of action, loss, claim, damage, or liability to the extent it arises out of or is based upon the failure of any Selling Shareholder (or his donees, legatees, or pledgees) and each underwriter to comply with the Prospectus delivery requirements under the federal securities laws or any applicable state securities laws or upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to Microsoft by such Selling Shareholder or such underwriter.

     In addition, Microsoft maintains directors' and officers' liability insurance under which Microsoft's directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 16.  List of Exhibits.
---------------------------

     The Exhibits to this registration statement are listed in the Index to Exhibits on page II-4.

Item 17.  Undertakings.
-----------------------

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Microsoft pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  [Remainder of Page Intentionally Left Blank]

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington on March 30, 1999.

                                      MICROSOFT CORPORATION

                                      /s/ William H. Gates III
                                      ------------------------
                                      William H. Gates III
                                      Chairman and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William H. Gates III, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                                                                         Dated
                                                                                    --------------
/s/ Gregory B. Maffei                 Vice President, Finance; Chief Financial      March 30, 1999
------------------------------------  Officer (Principal Financial and
Gregory B. Maffei                     Accounting Officer)

/s/ William H. Gates III              Chairman, Chief Executive Officer,            March 30, 1999
------------------------------------  Director (Principal Executive Officer)
 William H. Gates III

/s/ Paul G. Allen                     Director                                      March 30, 1999
------------------------------------
Paul G. Allen

/s/ Jill E. Barad                     Director                                      March 30, 1999
------------------------------------
Jill E. Barad

/s/ Richard A. Hackborn               Director                                      March 30, 1999
------------------------------------
Richard A. Hackborn

/s/ David F. Marquardt                Director                                      March 30, 1999
------------------------------------
David F. Marquardt

/s/ William G. Reed, Jr.              Director                                      March 30, 1999
------------------------------------
William G. Reed, Jr.

/s/ Jon A. Shirley                    Director                                      March 30, 1999
------------------------------------
Jon A. Shirley

                               INDEX TO EXHIBITS

 Exhibit No.                         Description                                Location
-------------  --------------------------------------------------------  ----------------------

5              Opinion of Counsel re: legality                           See attached.

23.1           Consent of Deloitte & Touche LLP as Independent Auditors  See attached.

23.2           Consent of Preston Gates & Ellis LLP                      See footnote /(1)/

24             Power of Attorney                                         See page II-3

/1/  Contained within Exhibit 5.